Exhibit 10.11

EXECUTION COPY

__________________________________________________________________

ASSET PURCHASE AGREEMENT

between

ACURX PHARMACEUTICALS, LLC

and

GLSYNTHESIS INC.,

Dated February 5, 2018

__________________________________________________________________

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the "Agreement") dated February 5, 2018 (the “Effective Date”), by and between Acurx Pharmaceuticals, LLC, a limited liability company organized and existing under the laws of Delaware having a principal place of business at 22 Camelot Court, White Plains, NY 10603 (the “Purchaser”) and GLSynthesis Inc., a Massachusetts corporation having a principal place of business at 298 Highland Street, Worcester, MA 01602 (the “Seller” and, together with the Purchaser, the “Parties”).

RECITALS

WHEREAS, the Seller is a private company developing certain development stage pharmaceutical product candidates (the “Business”);

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase certain assets and rights of the Seller including, without limitation, certain intellectual property rights and other materials that relate to the Purchased Assets (as defined below), in each case, upon the terms and conditions set forth in this Agreement; and

WHEREAS, for services to be provided to the Company from time to time, the Seller shall be issued certain equity interests (the “Profits Interests”) in the Purchaser.

NOW, THEREFORE, in consideration of the covenants, agreements, representations, and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE; CLOSING

1.1.	Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), the Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Seller, free and clear of any Liens (as defined below) other than Permitted Liens (as defined below), the following specified assets, properties and rights owned or held by the Seller (the “Purchased Assets”):

(a)	Any and all intellectual property disclosed or described in the Product Documentation (as defined in Section 1.1(e) below) that is owned by the Seller as of the Closing Date that are exclusively used or usable in or for the development, manufacture, use, import or sale of the API (as defined below) anywhere in the world including, without limitation, the Patent Rights, Trademarks and Trade Secrets (each as fined below) (collectively, the “Intellectual Property”);

(b)	Any and all unexpired United States and foreign patents, patent applications and disclosures of inventions, certificates of invention and all rights therein owned by the Seller as of the Closing Date, including, without limitation those listed in Section 1.1(b) of the Seller Disclosure Schedule, and any and all extensions, continuations, continuations-in-part, divisional, reissues, patents of addition, registrations, confirmations, supplementary protection certificates, term extensions (under applicable patent law or regulation or other law or regulation) or reexaminations thereof, any subsequent filings in any country claiming priority therefrom and any and all discoveries or inventions embodied within the foregoing (collectively, the “Patent Rights”);

(c)	Any and all applications, registrations, approvals, concurrences and filings with, or other submissions or correspondence relating to, the Product (as defined below) to or from the United States Food and Drug Administration (“FDA”), any state counterpart, any European notified body and any other foreign governmental authority with similar authority and, with respect to FDA filings and submissions, identifying the type of the filing or submission (whether under an IND or NDA or otherwise), including all warning letters, all vigilance reports, all adverse event reports, all correspondence relating to clinical activities, all responses to FDA audits, all European notified body audits, all responses to European notified bodies, all CE technical or CE Marketing files, all facilities registration documentation and all device listing documentation (collectively, the “Regulatory Correspondence”);

(d)	Any and all data and information maintained in confidence by the Seller or its representatives and owned by and in the possession of the Seller or its representatives as of the Closing Date (including, without limitation, such data and information listed in Section 1.1(d) of the Seller Disclosure Schedule) that are exclusively used or usable in or for the development, manufacture, use, import or sale of the API anywhere in the world, including, without limitation, such data and information that are exclusively used in or for the design, development, animal or clinical testing, obtaining regulatory concurrence or approval, manufacture, production, revision, maintenance, repair, quality assurance, marketing, labeling, packaging, advertising, sale, operation, use or other exploitation of the API as of the Closing Date and including all related processes, plans, designs, research, operating manuals, methods, compounds, formulae, discoveries, developments, designs, drawings, technology, techniques, procedures, know-how, specifications, inventions, customer and supplier lists, computer programs, and other scientific or technical data or information conceived, memorialized, developed and/or reduced to practice, in each case, whether or not patentable in any jurisdiction, that are owned by the Seller as of the Closing Date (collectively, the “Trade Secrets”);

(e)	Any and all patterns, plans, designs, research data, clinical data, formulae, specifications, manufacturing processes, vendor and raw material and component lists and specifications, quality testing procedures, process validations, environmental control documentation, operating manuals, blueprints, sketches, drawings, manuals, data, records, procedures and research and development records, compositions, proposals, process descriptions and other technical data (including chemical formulations, design specifications, standard operating procedures and manufacturing protocol(s) in each case that are owned by and in the possession of Seller as of the Closing Date and exclusively used for the manufacture or quality assurance testing of any existing Inventory (as defined below), including, without limitation, those listed in Section 1.1(e) of the Seller Disclosure Schedule (collectively, the “Product Documentation”);

(f)	Any and all Investigational New Drug Applications filed by the Seller and relating to the API (each, a “Product IND” and, collectively, the “Product INDs”), including without limitation, as listed in Section 1.1(f) of the Seller Disclosure Schedule;

(g)	All of the Seller's right, title, and interest in and to any pharmaceutical composition or preparation comprising or containing the API (as defined below).

(h)	The active pharmaceutical ingredient (“API”) known as GLS362E, including its pharmacologically acceptable salts, and if applicable, any analogs, solvents, hydrates, hemihydrates, polymorphs, metabolites, free base forms, pro-drugs, esters, tautomers, isomers, stereoisomers, racemates, enantiomers and, in each case, all optically active forms thereof including, without limitation, all dosage forms of such compositions or preparations, together with all historical variations of the API which lead or may have led to its development (the “Product”);

(i)	Any and all of the license rights or assignments granted to the Seller, pursuant to which Seller obtained an ownership interest in the Product; and

(j)	Any and all grant applications, whether submitted or unsubmitted, complete or incomplete, relating to the Product as listed in Section 1.1(j) of the Seller Disclosure Schedule; and

(k)	All inventory of the Product listed in Section 1.1(k) of the Seller Disclosure Schedule, including, without limitation, all finished goods, bulk goods inventory, raw materials, or any other component of inventory at any stage of completion in the drug manufacturing cycle, in each case, owned or controlled by the Seller on the Closing Date whether or not such items are manufactured consistently with current Good Manufacturing Practices (“GMP”) as promulgated by the FDA as in effect from time to time and other materials, if any, applicable to manufacturing of API, [including without limitation, cell line(s) potentially relevant to recombinant production of API that may exist] and be in Seller’s possession or control (the “Inventory”).

1.2.   Excluded Assets. Notwithstanding any other provision of this Agreement, the Seller shall retain and shall not transfer to the Purchaser any assets, properties or rights of the Seller not set forth in Section 1.1 above, in each case, taken together with related sections of the Seller Disclosure Schedule (the “Excluded Assets”).

1.3.   Assumed Liabilities. Except as otherwise set forth in this Agreement, including without limitation contracts and commitments contemplated in Section 2.8 of this Agreement entitled “Contracts and Commitments”, the Purchaser shall not assume any liabilities or obligations of the Seller, including Taxes allocable to a pre-closing period, and nothing herein shall be construed as imposing any liability or obligation upon the Purchaser other than those related to the Purchased Assets from and after the Closing Date and those specifically set forth in Section 1.3 of the Purchaser Disclosure Schedule.

1.4    Transfer Tax. Any transfer, documentary, sales, use or other taxes (“Transfer Tax”) assessed upon or with respect to the transfer of the Purchased Assets to Purchaser and any recording or filing fees with respect thereto shall be paid by Seller, and Seller shall promptly reimburse Purchaser for any such amounts paid by Purchaser.

1.5.    Purchase Price. The aggregate consideration for the Purchased Assets shall consist of four components; cash consideration, milestone payments conditioned upon certain events, equity consideration and royalty payments as follows (collectively, the “Purchase Price”):

(a)     Cash Consideration. At the Closing, Purchaser shall pay to Seller one hundred and ten thousand one hundred seventy-four dollars ($110,174) by wire transfer of immediately available funds to the Seller’s bank account as previously instructed to the Purchaser by the Seller in writing prior to the Closing (the “Cash Consideration”). The Cash Consideration represents reimbursement of patent related costs paid by Seller and/or its representatives on or prior to the Closing Date related to the Product.

(b)     Milestones. In addition to the Cash Consideration, Purchaser shall pay to Seller one or more of the amounts below (each a “Milestone Payment” and together, the “Milestone Payments”) in respect of the milestones listed below upon the occurrence of the events described below:

A.	Manufacturing Milestone. Within 30 days following Purchaser’s receipt of “Safe-to-Proceed” IND notification from FDA, Purchaser shall pay to Seller or its designee(s) twenty-five thousand dollars ($25,000);

B.	Manufacturing Milestone. Within 30 days following completion of manufacture of cGMP material with manufacturing specifications adequate to support planned Phase 2 clinical trials, Purchaser shall pay to Seller or its designee(s) twenty-five thousand dollars ($25,000);

C.	Clinical Milestone. Within 90 days following successful completion of the first Phase 2 clinical trial of the Product that favorably meets all primary endpoints, Purchaser shall pay to Seller or its designee(s) one hundred and fifty thousand dollars ($150,000); and

D.	Clinical Milestone. Within 90 days following successful completion of two Phase 3 clinical trials of the Product that favorably meet all primary endpoints, Purchaser shall pay to Seller or its designee(s) five hundred thousand dollars ($500,000); provided, however, if the Food and Drug Administration allows Purchaser to submit a New Drug Application upon successful completion of only one Phase 3 clinical trial of the Product, then this payment shall be due within 90 days following successful completion of such one Phase 3 clinical trial of the Product that favorably meets all primary endpoints.

(c)       Equity Consideration. At the Closing, Purchaser shall grant to Seller one hundred thousand Class B Membership Interests (the “Class B Interests”) of Purchaser. The Class B Interests shall be fully vested on the Effective Date. The Class B Interests will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, will include a customary restricted legend under the Securities Act. The foregoing equity grant is conditioned upon Seller’s executing and delivering to Purchaser at Closing a new member’s consent (the “New Member’s Consent”), pursuant to which Seller agrees to be bound by the terms and provisions of Purchaser’s limited liability company operating agreement (the “LLC Operating Agreement”) as a member of Purchaser’s limited liability company.

(d)       Royalties. The Purchaser shall make to Seller the following royalty payments on net sales of the Product anywhere in the world (the “Royalty” or, collectively, the “Royalties”):

A.	The Purchaser shall pay a royalty to Seller equal to 4% of “Net Sales” (as defined below), on a country-by-country basis, which amount shall be payable for a period of time equal to the last to expire of any applicable patent(s), patent application(s), extensions, continuations, or continuations-in-part (each, a “Patent” and collectively, the “Patents”), in each case, covering the Product in each applicable country within which such Net Sales are made (the “Royalty Period”). After the Royalty Period, Purchaser shall continue to own the Product on a royalty free basis with no further obligation(s) to Seller or its designee(s).

1.6.    Allocation of Purchase Price. The Purchase Price shall be allocated for all tax purposes among the Purchased Assets in accordance with their respective fair market values pursuant to the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations adopted thereunder, and in accordance with the principles set forth in Exhibit A. Neither the Purchaser nor the Seller shall, in connection with any tax return, any refund claim, any litigation or investigation or otherwise, take any position with respect to the allocation of the Purchase Price which is inconsistent with the principles provided in Exhibit A (including, without limitation, filing Internal Revenue Service (“IRS”) Form 8594 with its federal income tax return for the taxable year that includes the Closing Date); provided, however, Purchaser may make reasonable adjustments as are appropriate to account for transaction expenses and other amounts treated as amounts paid by Purchaser in respect of the transactions contemplated by this Agreement. To the extent that the Purchase Price is adjusted pursuant to this Agreement, including adjustments to Purchase Price in connection with payment of Royalties or Milestone Payments, the allocation of purchase price shall be adjusted accordingly and the Purchaser and Seller shall file supplement IRS Form 8594s consistent with such adjustment.

1.7.    Withholding Taxes. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable hereunder amounts required to be deducted and withheld under any provision of applicable federal, state, local or foreign law.

1.8.    Assignment of Purchased Assets. Notwithstanding anything in this Agreement to the contrary, (a) this Agreement shall not constitute an agreement to sell, transfer, convey, assign or deliver to the Purchaser any Purchased Assets if such Purchased Assets are not transferable under applicable laws or regulations, and (b) this Agreement shall not constitute an agreement to assign any asset or claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, or would be ineffective with respect to any party to an agreement concerning such asset. If any transfer or assignment by the Seller of any Purchased Assets is limited by the immediately preceding sentence, or any assumption by the Purchaser of, any interest in, or liability, obligation or commitment under any asset requires the consent of a third party and such consent has not been obtained, then such transfer, assignment or assumption shall be subject to any such consent or required authorization being obtained. The Seller shall use its commercially reasonable efforts to obtain such consent or authorization as promptly as practicable, and the Seller and the Purchaser shall cooperate (at their own expense) in any lawful and commercially reasonable mutually agreeable arrangement under which (i) the Purchaser shall obtain (without infringing upon the legal rights of such third party or outside party or violating any applicable laws) the economic claims, right and benefits under the asset, claim or right with respect to which the consent or authorization has not been obtained in accordance with this Agreement and (ii) the Purchaser shall assume any related economic burden with respect to the asset, claim or right with respect to which the consent or authorization has not been obtained (including any related Assumed Liability). Any and all obligations resulting from obtaining required consents or authorizations shall be the obligation(s) of and paid by the Purchaser or its designee(s).

1.9.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)	“Acquisition Documents” shall have the meaning set forth in Section 2.1(a).

(b)	“Affiliate” shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, as in effect as of the date of this Agreement.

(c)	“Agreement” shall have the meaning set forth in the preamble.

(d)	“API” shall have the meaning set forth in Section 1.1(h).

(e)	“Business” shall have the meaning set forth in the preamble.

(f)	“Cash Consideration” shall have the meaning set forth in Section 1.5(a).

(g)	“Class B Interests” shall have the meaning set forth in Section 1.5(c).

(h)	“Closing” or “Closing Date” shall have the meaning set forth in Section 5.1.

(i)	“Damages” shall have the meaning set forth in Section 6.2.

(j)	“Effective Date” shall have the meaning set forth in the preamble.

(k)	“Excluded Assets” shall have the meaning set forth in Section 1.2.

(l)	“GMP” shall have the meaning set forth in Section 1.1(k).

(m)	“Gross Sales” means the gross amount invoiced by the Purchaser or any party acting on its behalf for sales of the Product to a third party unaffiliated with the Purchaser or any party acting on its behalf.

(n)	“Indemnified Party” or “Indemnifying Party” in each case shall have the respective meanings set forth in Section 6.4.

(o)	“Intellectual Property” shall have the meaning set forth in Section 1.1(a).

(p)	“Inventory” shall have the meaning set forth in Section 1.1(k).

(q)	“Lien” or “Liens” shall have the meaning set forth in Section 2.5(b).

(r)	“LLC Operating Agreement” shall have the meaning set forth in Section 1.5(c).

(s)	“Material Adverse Effect” means any change, circumstance, event or effect (each an “Effect”) that materially impedes the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and all applicable law; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any adverse Effect to the extent attributable in whole or in part to the announcement or pendency of the transactions contemplated by this Agreement; (B) any adverse Effect attributable to conditions generally affecting the biotechnology or pharmaceutical industries or the U.S. or international economy or the U.S. or international financial markets which do not materially disproportionately affect the Seller; (C) any adverse Effect arising from or relating to compliance with the terms of this Agreement; (D) changes in law after the date hereof; (E) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof after the date hereof, and whether or not pursuant to the declaration of national emergency or war; and (F) any action taken by the Seller with the Purchaser’s written consent or the taking of any action expressly required by this Agreement.

(t)	“Milestone Payment” or “Milestone Payments” shall have the meaning set forth in Section 1.5(b).

(u)	“Net Sales” means Gross Sales less the sum of (i) credits or allowances given or made for rejection or return of previously sold Products, (ii) sales, use, value-added and similar retail taxes charged to the purchaser and specifically identified on the invoice or other documentation related to such sale and (iii) charges for freight and insurance directly related to the distribution of Products, as applicable.

(v)	“New Member’s Consent” shall have the meaning set forth in Section 1.5(c).

(w)	“Non-Competition Period” shall have the meaning set forth in Section 4.8(a).

(x)	“Party” or “Parties” shall have the meaning set forth in the preamble.

(y)	“Patent” or “Patents” shall have the meaning set forth in Section 1.5(d)(A).

(z)	“Patent Rights” shall have the meaning set forth in Section 1.1(b).

(aa)	“Permitted Liens” shall have the meaning set forth in Section 2.2(a).

(bb)	“Person” means an individual, a corporation, a partnership, an association, a joint venture, a limited liability company, a trust or other entity or organization.

(cc)	“Product” shall have the meaning set forth in Section 1.1(h).

(dd)	“Product Documentation” shall have the meaning set forth in Section 1.1(e).

(ee)	“Profits Interests” shall have the meaning set forth in the Recitals.

(ff)	“Purchased Assets” shall have the meaning set forth in Section 1.1.

(gg)	“Purchase Price” shall have the meaning set forth in Section 1.5.

(hh)	“Purchaser Disclosure Schedule” shall have the meaning set forth in the preamble of Article III of this Agreement.

(ii)	“Regulatory Correspondence” shall have the meaning set forth in Section 1.1(c).

(jj)	“Restricted Business” shall have the meaning set forth in Section 4.8(a).

(kk)	“Royalty” or “Royalties” shall have the meaning set forth in Section 1.5(d).

(ll)	“Royalty Period” shall have the meaning set forth in Section 1.5(d)(A).

(mm)	“Securities Act” shall have the meaning set forth in Section 1.5(c).

(nn)	“Seller Disclosure Schedule” shall have the meaning set forth in the preamble of Article II of this Agreement.

(oo)	“Seller’s knowledge” means the actual knowledge of Dr. George Wright and the representatives of Seller.

(pp)	“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(qq)	“Tax Returns” means all reports and returns required to be filed with respect to Taxes.

(rr)	“Trade Secrets” shall have the meaning set forth in Section 1.1(d).

(ss)	The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (except any such amendments, supplements or modifications that are not permitted hereby), (ii) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise set forth in the schedules attached to this Agreement (hereinafter collectively referred to as the "Seller Disclosure Schedule"), the Seller represents and warrants to the Purchaser as set forth below:

2.1. Authorization; Organization.

(a)	The Seller has full power and authority to enter into this Agreement, all exhibits and schedules hereto, and all agreements contemplated herein (this Agreement and all such exhibits, schedules, and other agreements being collectively referred to herein as the "Acquisition Documents"), to perform its obligations hereunder and thereunder, to transfer the Purchased Assets, and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller and upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of the Seller, the remaining Acquisition Documents will have been duly executed and delivered by the Seller, and, assuming their enforceability against the Purchasers, this Agreement is and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Seller enforceable according to their terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, general principle, or similar laws now or hereafter in effect relating to creditors' rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

(b)	The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

2.2. Title to Purchased Assets; Absence of Liens and Encumbrances; Intellectual Property.

(a)  The Seller has good and valid title to all of the Purchased Assets, free and clear of all Liens, except for (i) Liens for current taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings as set forth in Section 2.2(a) of the Seller Disclosure Schedule, (ii) such other minor imperfections of title and encumbrances, if any, that do not, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets, in each case, as set forth in Section 2.2(a) of the Seller Disclosure Schedule, and (iii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens and security obligations that are not delinquent as set forth in Section 2.2(a) of the Seller Disclosure Schedule (collectively hereinafter referred to as the "Permitted Liens") The Seller has not granted to any other person any license, option or other rights to develop, use, sell or exploit any or all of the Intellectual Property, whether requiring the payment of royalties or not, and the Seller is not obligated to grant to any other person any license, option or other rights to develop, use, sell or exploit any or all of the Intellectual Property, whether requiring the payment of royalties or not, in each case, that would conflict with the rights granted to the Purchaser as set forth in this Agreement.

(b)  To the Seller’s knowledge, there is no pending or threatened litigation matter (and the Seller has received no written notice in the past two (2) years) (i) contesting the patentability, validity, enforceability or ownership of, or right to use or license, any intellectual property rights included in the Intellectual Property, or (ii) asserting that any Intellectual Property (or the development, manufacture, use, importation, offer for sale or sale of any product) conflict or will conflict with the intellectual property rights of any other person.

2.3. No Violation. None of (a) the execution and delivery of this Agreement or any of the other Acquisition Documents by the Seller, (b) the performance by the Seller of its obligations hereunder or thereunder, (c) the consummation of the transactions contemplated hereby or thereby, will (i) violate, or be in conflict with, or constitute a default under or breach of, or permit the termination of, or cause the acceleration of the maturity of, any indenture, mortgage, contract, commitment, debt or obligation of the Seller, which violation, conflict, default, breach, termination, or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations, and accelerations, would have a Material Adverse Effect on the Purchased Assets including, without limitation, the Intellectual Property; (ii) require the consent of any other party to or result in the creation or imposition of any Lien upon any of the Purchased Assets under any indenture, mortgage contract, commitment, debt or obligation of or to which the Seller is a party or by which the Purchased Assets are bound; (iii) violate any statute, law, judgment, decree, order, regulation, or rule of any court or governmental authority to which the Seller or the Purchased Assets is subject, which violation, either individually or in the aggregate with all other such violations, would have a Material Adverse Effect on the Purchased Assets including, without limitation, the Intellectual Property; or (iv) result in the loss, forfeiture or termination of any Intellectual Property.

2.4. Consents and Approvals of Governmental Authorities. No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution and delivery of this Agreement or any of the other Acquisition Documents by the Seller.

2.5 Absence of Certain Changes. Since January 1, 2017, the Seller has not:

(a) suffered any damage, destruction, or loss, whether covered by insurance or not, that had a Material Adverse Effect, directly or indirectly, on any of the Purchased Assets;

(b) permitted or allowed any of the Purchased Assets (including, without limitation, any such Purchased Assets which constitute personal property or mixed, tangible property or intangible property) to be subjected to any mortgage, pledge, security interest or other title retention agreement, encumbrance, lien, easement, claim, option, or charge of any kind (individually and collectively hereinafter referred to as a "Lien"), except Permitted Liens;

(c) granted any concessions, leases, licenses, sublicenses or other agreements with respect to or disposed of or permitted to lapse any rights to the use of any of the Purchased Assets, or disposed of or disclosed to any person any trade secret, formula, process, or know-how relating directly or indirectly to any of the Purchased Assets not theretofore a matter of public knowledge;

(d) entered into any material commitment or transaction relating directly or indirectly to the Purchased Assets not in the ordinary course of business and consistent with past practice;

(e) sold or otherwise disposed of, or entered into or agreed to enter into any agreement or other arrangement to sell or otherwise dispose of, any of the Purchased Assets or any agreement or other arrangement which requires the consent of any party to the transfer and assignment of any of the Purchased Assets or related rights; or

(f) agreed, whether in writing or otherwise, to take any action described in this Section 2.5.

2.6. Patents, Trademarks, Trade Names. The Seller owns, is licensed, or otherwise has the right to use all patents, trademarks, servicemarks, trade names, and copyrights which are included in the Purchased Assets. Section 2.6 of the Seller Disclosure Schedule contains a complete and accurate list of the following Purchased Assets: (i) all issued patents, registered trademarks, registered servicemarks, registered copyrights, and all applications therefor, and (ii) all agreements relating to technology, know-how, or processes that the Seller is licensed, assignee or otherwise authorized to use by others or licenses or authorizes others to use. Except as set forth in any of such licenses or agreements, the Seller has the sole and exclusive right to use the patents, trademarks, servicemarks, trade names, copyrights, technology, know-how, and processes owned by the Seller, and to the Seller’s knowledge, no consent of any third party is required for the use thereof by the Seller upon completion of the transfer of the Purchased Assets. To the Seller’s knowledge, no claims have been asserted against the Seller by any Person in the past two (2) years challenging the Seller’s use of any such patents, trademarks, servicemarks, trade names, copyrights, technology, know-how, or processes, or challenging or questioning the validity or effectiveness of any such license or agreement. The Seller has not received any written notice in the past two (2) years alleging that the use of such patents, trademarks, servicemarks, trade names, copyrights, technology, know-how, or processes by the Seller infringes on the rights of any other person.

2.7. Legal Proceedings, etc. There is no claim, action, proceeding or investigation pending or, to the Seller’s knowledge, threatened against or relating to the Seller with respect to the Purchased Assets before any court or governmental or regulatory authority or body.

2.8. Contracts and Commitments. (a) Section 2.8 of the Seller Disclosure Schedule contains a complete list of each contract and commitment of the Seller that is material to the development or commercialization of the Purchased Assets including, without limitation, any and all licenses, sublicenses and/or assignments of the Product and/or Patent(s).

(b) The Seller has delivered to the Purchaser, or will deliver on or prior to the Closing Date, copies of the documents identified on Section 2.8 of the Seller Disclosure Schedule.

(c) Each of the contracts listed in Section 2.8 of the Seller Disclosure Schedule is valid and binding, and each such contract has been entered into in the ordinary course of business. The Seller is not in default under or in breach or violation of, and the Seller has not received notice of any asserted claim of default by any other party under, or a breach or violation of, any of the contracts, agreements, and commitments listed in Section 2.8 of the Seller Disclosure Schedule, including any licensing or usage agreements, if any, with respect to the technology that the Seller now uses or currently intends and plans to use.

2.9 Product Documentation. The Seller has delivered to the Purchaser, or will deliver on or prior to the Closing Date, copies of any and all Product Documentation including, without limitation, documentation relating to all present and past clinical trials, to the extent such documentation exists and is in the possession of the Seller.

2.10. Compliance with Laws. The Seller is not in violation of, has not been charged with any violation of, or, to the Seller’s knowledge, is not under any investigation with respect to any charge concerning any violation of any law, statute, rule, regulation, ordinance, standard, code, order, judgment, decision, writ, injunction, decree, award or other governmental restriction, in which such violation either singly or in the aggregate with other violations would have a Material Adverse Effect upon the Purchased Assets. The Seller is not in default with respect to any order, writ, injunction, or decree of any court, agency, or instrumentality except to the extent that it would not reasonably be expected to result in a Material Adverse Effect.

2.11. Disclosure of Confidential Information. The Seller has fully disclosed, or will disclose to the Purchaser, on or before the Closing Date, all processes, inventions, methods, formulas, plans, drawings, customer lists, secret information, and know-how (whether secret or not) known to it or in its possession that are comprised within the Purchased Assets including, without limitation, the Intellectual Property.

2.12. Tax Return; Taxes. The Seller has duly and timely filed all federal, state, local, and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable status of limitations with respect to taxes for any year. No Portion of such tax returns have been the subject of any audit, action, suit, proceeding, claim or examination by an governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the knowledge of the Seller, threatened. There are no unpaid tax obligations or liabilities by the Purchased Assets or Seller except for taxes not yet due and such taxes will be paid when due. Seller and the Purchased Assets do not have any liability for taxes of any entity under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or any non-U.S. tax law). No state of facts exists or has existed that would constitute grounds for the assessment against Purchaser, whether by reason of transferee liability or otherwise, of any liability for any tax of anyone other than Purchaser.

2.13. Condition of Tangible Purchased Assets. The only tangible Purchase Assets known to Seller consist of documentation and API. The Seller has not received any notice of any violations of any applicable law with respect to the Seller's properties or operations that have not been cured. All API, product inventory and/or raw materials and work-in-process has been delivered by Seller to Purchaser on or prior to the Closing Date.

2.14. Absence of Undisclosed Liabilities. The Seller does not have any debt, liability, or obligation of any nature, whether known or unknown, or fixed, absolute, accrued, contingent, or otherwise, that would attach to or could constitute a lien on the Purchased Assets or that could otherwise impair Seller’s ability to convey the Purchased Assets to the Purchaser in accordance with the terms of this Agreement.

2.15 Full Access. The Seller has permitted the Purchaser, any of its Affiliates and any of their respective Representatives to have full access at all times, in a manner so as not to interfere unreasonably with the normal business operations of the Seller, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Seller. Seller has provided written instructions to all third parties holding Purchased Assets, if any, stating that the Purchased Assets in said third party’s possession are to be released to Purchaser in accordance with Purchaser’s instructions and delivered to Purchaser at Purchaser’s expense. Purchaser will take delivery of all Purchased Assets promptly and hold Seller harmless from any expense incurred for storage, handling or shipping incurred after the Closing. Storage costs prior to Closing shall remain Seller’s liability. Purchaser will promptly take delivery of the API, intermediates and other material held by Seller, but in no event later than 30 days following the Closing. Seller will direct third parties holding these products to ship these assets to locations designated by Purchaser by such means of shipment as Purchaser reasonably requests. Seller will, at Purchaser’s request, direct third parties holding assets pursuant to this Agreement to promptly close out the Seller’s account for storage with said third party and request said third party to transfer or open an account for storage in the Purchaser’s name in accordance with Purchaser’s directions.

2.16. Disclosure. No representation or warranty by the Seller in this Agreement or any of the other Acquisition Documents (including, without limitation, the Seller Disclosure Schedule), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

2.17. No Brokers. No broker or finder has acted directly or indirectly for the Seller or any of its Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on the actions or statements of, or agreements, arrangements, or understandings made with the Seller or any of its Affiliates or representatives.

2.18. Investment. Seller is acquiring the Class B Interests for its own account and for investment purposes and not with a view to the distribution thereof. Seller acknowledges that the Class B Interests have not been registered under the Securities Act or any state securities Law and that Seller must bear the economic risk of its investment in the Class B Interests until and unless the offer and sale of such Class B Interests is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable. Seller has conducted an examination of available information relating to the Purchaser, Seller has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Class B Interests and Seller can bear the economic risk of an investment in the Class B Interests and can afford a complete loss of such investment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as otherwise set forth in the schedules attached to this Agreement (hereinafter collectively referred to as the "Purchaser Disclosure Schedule"), the Purchaser hereby represents and warrants to the Seller as set forth below:

3.1. Corporate Organization, etc. The Purchaser is on the date hereof, and will be on the Closing Date, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2. Authorization, etc. The Purchaser has full power and authority to enter into this Agreement and the other Acquisition Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. The Purchaser has taken all actions required by law, its LLC operating agreement, or otherwise to authorize (a) the execution and delivery of this Agreement and the other Acquisition Documents and (b) the performance of its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Purchaser and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of the Purchaser, the remaining Acquisition Documents will have been duly executed and delivered by the Purchaser, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Purchaser, enforceable according to their terms (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to creditors' rights, and (ii) that the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3. No Violation. None of (a) the execution and delivery of this Agreement or any other Acquisition Document by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder or thereunder, or (c) the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the LLC operating agreement of the Purchaser, (ii) violate, or be in conflict with, or permit the termination of, or constitute a default under or breach of, or cause the acceleration of the maturity of, any contract, debt, or other obligation of the Purchaser, which violation, conflict, default, breach, termination or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations and accelerations, would have a material adverse effect on the business, assets or financial condition of the Purchaser, (iii) require the consent of any other party to, or result in the creation or imposition of any Lien upon any property or assets of the Purchaser under any agreement or commitment to which the Purchaser is a party or by which the Purchaser is bound, or (iv) to the best knowledge and belief of the Purchaser, violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority to which the Purchaser is subject.

3.4. Litigation. There is no action pending or, to the best knowledge and belief of the Purchaser, threatened against the Purchaser, or any properties or rights of the Purchaser, that questions or challenges the validity of this Agreement or any of the other Acquisition Documents, nor any action taken or to be taken by the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby and the Purchaser does not know of any such action, proceeding, or investigation that may be asserted.

3.5. Disclosure. No representation or warranty by the Purchaser in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein not misleading.

3.6. Brokerage. No broker or finder has acted directly or indirectly for the Purchaser or its affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on the actions or statements of, or the agreements, arrangements, or understandings made with the Purchaser or its affiliates or representatives.

ARTICLE IV

COVENANTS OF THE PARTIES

The Seller hereby covenants and agrees with the Purchaser and the Purchaser hereby covenants and agrees with the Seller that:

4.1. Further Assurances.

(a)       Before and after the Closing, each Party shall execute and deliver such instruments and take such other actions as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Acquisition Documents. The Seller shall give prompt notice to the Purchaser, after receipt thereof by the Seller, of (a) any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default under any indenture, instrument, or agreement material to the Purchased Assets, to which the Seller is a party or by which the Purchased Assets are bound, and (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the other Acquisition Documents.

(b)       On the Closing Date, or as promptly as practicable thereafter, Seller shall deliver to Purchaser originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any governmental authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property.

4.2. Confidentiality. Before and after the Closing, each Party to this Agreement shall, and shall cause its officers, accountants, counsel, and other authorized representatives and Affiliates, to hold in strict confidence and not use or disclose to any other party without the prior written consent of the other Party, all information obtained from the other Party in connection with the transactions contemplated hereby, except such information may be used or disclosed (a) when required by any regulatory authorities or governmental agencies, (b) if required by court order or decree or applicable law, (c) if it is publicly available other than as a result of a breach of this Agreement, or (d) if it is otherwise contemplated herein.

4.3. Public Announcement. Except as otherwise required by law, the Parties will not issue any press release or make any other public disclosure or announcement concerning this Agreement or the other Acquisition Documents or the transactions contemplated hereby or thereby, without the prior written approval of the Seller, in the case of the Purchaser, or the Purchaser, in the case of the Seller; provided, however, that if such release or announcement is required by Law, in order to discharge the disclosure obligations of the Purchaser or Seller (including without limitation the Purchaser’s obligation to describe and file this Agreement with the Securities and Exchange Commission) and it is unable after good faith efforts to obtain timely the approval of the Seller or the Purchaser, as the case may be, then it may make or issue the obligatory filing, release or announcement and promptly furnish the Seller or the Purchaser, as the case may be, with a copy thereof.

4.4. Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the transactions contemplated hereby. For the avoidance of doubt, such waiver shall not impact liabilities and obligations of Seller pursuant to Section 1.3 of this agreement.

4.5. Intellectual Property. Commencing on the Closing Date, the Seller shall, and shall cause all of its Affiliates, to cease using the Intellectual Property and promptly shall work to deliver all Intellectual Property, including, but not limited to, all manufacturing process “know how”, in each case, to the Purchaser and its agents and representatives. The Seller shall ensure that any and all documents, agreements of any kind or nature whatsoever which are necessary to convey any and all of the Intellectual Property and other Purchased Assets to the Purchaser shall be executed and delivered promptly on the Closing Date or as soon thereafter as reasonably practicable. The Seller shall use its commercially reasonable efforts to ensure that any and all such conveyance documents are prepared and executed in a timely manner for the benefit of and in suitable condition to be filed by the Purchaser. The Parties agree that on the Closing Date, all right, title and interest in and to the Intellectual Property and other Purchased Assets shall be owned by and the property of the Purchaser. On and after the Closing Date, all matters related to the ownership or control of the Intellectual Property shall be owned and controlled by the Purchaser, including, without limitation, all patent prosecution and patent enforcement matters.

4.6. Inventory. On the Closing Date, or as promptly as practicable thereafter, the Seller shall deliver to the Purchaser any and all Inventory held by or on behalf of the Seller on or prior to the Closing Date. The Purchaser acknowledges and agrees to take such Inventory in “as is” condition provided that the Seller agrees to use reasonable commercial efforts to deliver such Inventory in substantially the same condition it existed on the date hereof.

4.7. Reporting and Payment Requirements.

(a) Reporting. During the Royalty Period, no less frequently than annually during the term hereof, the Purchaser shall provide written updates as the development activities, progress achieved and goals for future development of the Product including progress on formulation issues, significant communications with or actions by regulatory agencies governing the marketing, development or sale of the Product. Any and all such reports shall be confidential.

(b) Records Related to Sales and Royalties. During the Royalty Period, Purchaser shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate books, records and accounts which fairly reflect, in reasonable detail, Net Sales of Products and of all payments due Seller hereunder, in accordance with U.S. GAAP. All such books, records and accounts shall be maintained for not less than three (3) years, or for such longer period if and as required by applicable law, following the date of such Net Sales. During the commercialization period, if any, Purchaser shall deliver to Seller written reports of Net Sales of each Product by Purchaser and its Affiliates and sublicensees, and any other sublicensee income received, during the preceding calendar quarter, on or before the forty-fifth (45th) day following the end of each calendar quarter (in each case, after marketing approval has been obtained such that Net Sales are booked). Such report shall include:

(i) a calculation of the royalty due for such preceding calendar quarter (based on the actual Net Sales of each Product) and any nonroyalty sublicense income; and

(ii) the total amount of Net Sales of Products, including detailed descriptions of all reductions applicable thereto.

Each such report shall be accompanied by the monies due in respect of the royalties owed by Purchaser for the preceding calendar quarter.

(c) Audit. During the Royalty Period and for a period of one (1) year thereafter, Seller shall have the right after thirty (30) days advance written notice to Purchaser, at its own expense, to nominate an independent accountant who shall have full and unhindered access to Purchaser’s and its Affiliates’ and sublicensees’ books and records during reasonable business hours for the sole purpose of verifying the royalties payable as provided for in this Agreement for the preceding calendar year, but this right may not be exercised more than once in any calendar year, unless during any particular audit a discrepancy of more than five percent (5%) is found in the amount of Royalties due to Seller, in which case Seller shall be entitled to perform two (2) audits in the subsequent calendar year and recovery of its costs and expenses incurred in conducting such particular audit, as well as any shortfall in such Royalties due to Seller together with interest at the rate of five percent (5%) per year (compounded annually), or the maximum rate permitted by applicable law, whichever is lower, from the date the royalties should have been paid.

(d) Currency. All royalties and other payments shall be made in U.S. dollars. Royalties payable on sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate times the sale in each currency in which they are made and converting the resulting amount into United States dollars at the applicable rates of exchange specified in the Wall Street Journal at the time such royalty payments are made.

4.8. Non-Competition.

(a) The Purchaser and the Seller agree that the Purchase Price was fixed on the basis that the transfer of the Purchased Assets to the Purchaser would provide the Purchaser with the full benefit and good will of the Seller with respect to the Purchased Assets as it will exist on the Closing Date. The Seller acknowledges that it is proper for the Purchaser to have assurance that the value of the Purchased Assets will not be diminished by acts of the Seller after the Closing Date. Accordingly, the Seller covenants and agrees that, commencing on the Closing Date and ending on the date which is two (2) years after the Closing Date (the “Non-Competition Period”), it will not directly or indirectly compete with, or own, manage, operate, or control or participate in the ownership, management, operation or control of, or provide consulting services to, any business, firm, corporation, partnership, person, proprietorship or other entity which is conducting any business or developing or marketing any product candidate which competes or could compete in the future, directly or indirectly, with the Product in any market within which the Product is targeted or sold during such Non-Competition Period (the "Restricted Business"); provided, however, that this Section 4.8(a) shall not apply to the ownership of not more than five percent (5%) of the outstanding stock of any publicly traded company.

(b) Nothing contained in Section 4.8(a) shall prevent the Seller from continuing to engage in or have any ownership interest in any business or activity in which it is currently engaged or in which it currently has an ownership interest (other than any such business or activity which relates solely to the Purchased Assets).

(c) If the Seller commits a breach, or threatens to commit a breach, of any of the provisions of this Section 4.8, the Purchaser shall have the right and remedy, in addition to any others, to have the provisions of this Section 4.8 specifically enforced by any court having competent jurisdiction, together with an accounting therefor, it being acknowledged and understood by the Seller that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy therefor.

ARTICLE V

CLOSING

5.1.       Closing. The closing (the "Closing") will be shall take place remotely via the exchange of documents, funds and signatures, at 10:00 a.m. on the Effective Date (the "Closing Date"), at which Closing the documents, funds and instruments referred to in Section 5.2 hereof will be delivered by the Parties.

5.2. Closing Deliverables.

(a)       At the Closing, Seller shall deliver to Purchaser the following:

(i)       a bill of sale, substantially in the form attached as Exhibit B hereto, conveying in the aggregate all personal property included in the Purchased Assets and assigning to the Purchaser any and all rights to Intellectual Property, in recordable form to the extent necessary to assign such rights;

(ii)       an assignment of Patents, substantially in the form attached as Exhibit C hereto, conveying all Patent rights included in the Purchased Assets to the Purchaser in a form to be filed with the United States Patent and Trademark Office;

(iii)       to the extent in written or other deliverable form and not previously delivered to the Purchaser, all copies of Intellectual Property or other secret, proprietary or confidential information included in the Purchased Assets and any and all other Product Documentation;

(iv)       such other instruments as shall be reasonably requested by the Purchaser or its counsel to vest in Purchaser good and valid title in and to the Purchased Assets in accordance with the provisions of this Agreement;

(v) a certificate certifying that the transaction contemplated by this Agreement is exempt from withholding under Section 1445 of the Code; and

(vi)       a New Member’s Consent to Purchaser’s LLC Operating Agreement, substantially in the form attached as Exhibit D hereto.

(b)       At the Closing, Purchaser shall deliver to Seller the following:

(i)         the Cash Consideration and Equity Consideration as provided in Section 1.5.

(ii)       such other documents, instruments, or certificates as shall be reasonably requested by the Seller or its counsel.

ARTICLE VI

INDEMNIFICATION

6.1. Survival. Notwithstanding (a) the making of this Agreement, (b) any examination made by or on behalf of the Parties hereto, and (c) the Closing hereunder, (i) the representations and warranties of the Parties contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall survive until the two (2) year anniversary of the Closing Date, (ii) notwithstanding any other provision in this Section 6.1, representations and warranties contained in Section 2.12 of this Agreement shall terminate on the expiration of the applicable statute of limitations under Section 6501 of the Code or on the expiration of the statute of limitations under applicable state, local, or foreign law, and (iii) the covenants and agreements required to be performed after the Closing pursuant to any provision of this Agreement, including this Article VI, shall survive until fully performed or fulfilled. No action for indemnification pursuant to Sections 6.2 or 6.3 may be brought after the applicable expiration date, provided, however, that if before such date one party hereto has notified in good faith the other party hereto in writing of a claim (stating in reasonable detail the basis of such claim to the extent then known) for indemnity hereunder (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance herewith.

6.2. Indemnification by the Seller. From and after the Closing, the Seller, its successors, and assigns shall indemnify and hold the Purchaser and its successors and assigns harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and legal, accounting, and other expenses in connection therewith) (collectively, the "Damages" as applied to either Purchaser under this Section 6.2 or to Seller under Section 6.3 below) incurred by the Purchaser and its successors and assigns in connection with each and all of the following:

(a)	Any breach or other failure to perform any covenant, agreement, or obligation of the Seller contained in this Agreement, any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby;

(b)	Any Taxes or Transfer Tax for which Sellers are responsible in accordance with Sections 1.3 and 1.4; and/or

(c)	Any breach of any representation or warranty by the Seller contained in this Agreement, any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby, but only to the extent that the Damages arising in connection with all such breaches exceed $20,000 in the aggregate.

Notwithstanding the foregoing, the Seller’s indemnification obligations set forth herein shall be limited in all events to one hundred percent (100%) of the amount of the Purchase Price (which, for the avoidance of doubt, shall include (i) the Cash Consideration, (ii) all Milestone Payments, (iii) the fair market value of the Class B Interests and (iv) all Royalties).

6.3. Indemnification by the Purchaser. From and after the Closing, the Purchaser and its successors and assigns shall indemnify the Seller and its successors and assigns in respect of any and all Damages incurred by the Seller and its successors and assigns in connection with each and all of the following.

(a) The breach or other failure to perform any covenant, agreement, or obligation of the Purchaser contained in this Agreement or any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby; and/or

(b) Any breach of any representation or warranty by the Purchaser contained in this Agreement, any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby, but only to the extent that the Damages arising in connection with such breaches exceed $20,000 in the aggregate.

Notwithstanding the foregoing, the Purchaser’s indemnification obligations set forth herein shall be limited in all events to one hundred percent (100%) of the amount of the Purchase Price.

6.4. Notice and Defense of Claim. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the "Indemnified Party") shall provide written notice to the other party (the "Indemnifying Party") within thirty (30) days of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, the facts constituting the basis for such claim; provided, however, that a failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 6.4 will not affect the rights or obligations of any Indemnified Party or Indemnifying Party hereunder except and only to the extent that, as a result of such failure, the party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice. In connection with any claim giving rise to indemnity hereunder, resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party and may conduct such defense in such manner as it may deem appropriate including, but not limited to, settling such claim or legal proceeding, after giving notice of such settlement to the Indemnified Party, on such terms as the Indemnifying Party may deem appropriate. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall not be obligated to, defend against such claim or litigation in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation, after giving notice of such settlement to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

6.5. Losses Net of Insurance, Etc. The amount of any Damages for which indemnification is provided under this Article VI shall be net of (a) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party related to such Damages, and (b) any insurance proceeds available as an offset against such Damages (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder). If the amount to be netted hereunder from any payment required under Sections 6.2 or 6.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VI, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VI had such determination been made at the time of such payment.

6.6. Sole Remedy; No Additional Representations. Except as otherwise specifically provided in any other Acquisition Document, each of the Parties hereto acknowledges and agrees that its sole and exclusive remedy after the Closing Date with respect to any and all claims and causes of action relating to this Agreement and the other Acquisition Documents, the transactions contemplated hereby and thereby, the Purchased Assets and the Assumed Liabilities (other than claims or causes of action arising from fraud) shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, the Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action relating to this Agreement and the other Acquisition Documents, the transactions contemplated hereby and thereby, the Purchased Assets and the Assumed Liabilities it may have against the Seller arising under or based upon any applicable law or arising under or based upon common law or any contract (except pursuant to the indemnification provisions set forth in Section 6.2 or Section 6.3, as applicable). Nothing in this Section 6.6 shall limit any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled.

6.7. Limitations on Liability. (a) Notwithstanding any provision herein, neither the Seller nor the Purchaser shall in any event be liable to the other party on account of any indemnity obligation set forth in Section 6.2 or Section 6.3 for any indirect, consequential or punitive damages except to the extent payable to third parties.

(b)       The Seller and the Purchaser shall cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including, without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability to the extent required by applicable law.

ARTICLE VII

TERMINATION

7.1. Termination. This Agreement may be terminated at any time before the Closing Date:

(a) by mutual consent of the Purchaser and the Seller;

(b) by either the Purchaser or the Seller if the Closing has not occurred on or before March 31, 2018, provided that this provision shall not be available to the party which fails or refuses to consummate the transactions contemplated herein or to take any other action referred to herein as necessary to consummate the transactions contemplated hereby in breach of such party's obligations contained herein; and

(c) by either the Purchaser or the Seller if there has been a material breach on the part of the other party of any representation, warranty or covenant set forth in this Agreement which will prevent the satisfaction of any condition to the obligations of such other party at the Closing and such breach is not cured or waived within ten (10) business days after such other party has been notified of the intent to terminate this Agreement pursuant to this Section 7.1(c).

7.2. Effect of Termination. In the event of termination of this Agreement as expressly permitted under Section 7.1 hereof, this Agreement shall forthwith become void (except for this Section 7.2 and Sections 8.2, and 8.5 hereof) and there shall be no liability on the part of either the Seller, the Purchaser, or their respective officers, directors or Affiliates; provided, however, if such termination occurs pursuant to Section 7.1(c) and resulted from the willful (a) breach by a Party of any agreement or representation or warranty of such Party contained in this Agreement or (b) failure to perform a covenant of such Party contained in this Agreement, then in each case, such party shall be fully liable to the non-breaching Party for any and all Damages sustained or incurred as a result of such breach or failure. In the event of termination hereunder before the Closing, each Party shall return promptly to the other Party all documents, work papers, and other material of the other Party furnished or made available to such Party or its representatives or agents and all copies thereof.

ARTICLE VIII

OTHER AGREEMENTS

8.1. Amendment and Modification; Waiver of Compliance. Subject to applicable law, this Agreement may be amended, modified, and supplemented only by way of a written agreement signed by the Purchaser and the Seller. Any failure by any Party to this Agreement to comply with any obligation, covenant, agreement, or condition contained herein may be expressly waived in writing by the other Party hereto, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.1.

8.2. Fees and Expenses. Except as otherwise provided herein, each of the Parties hereto will pay its own fees and expenses (including attorneys' and accountants' fees, legal costs, and expenses) incurred in connection with this Agreement, the other Acquisition Documents and the consummation of the transactions contemplated hereby and thereby.

8.3. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if delivered by hand, or the next business day, if sent by reputable overnight courier (charges prepaid), or on the third business day if mailed by certified or registered mail (postage prepaid and return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a). If to the Purchaser, to:

Acurx Pharmaceuticals, LLC
22 Camelot Court
White Plains, NY 10603
Attention: Robert J. DeLuccia, Co-Founder & Managing Partner

With a copy to:

David P. Luci, Esq., Co-Founder & Managing Partner

270 Benedict Road

Staten Island, NY 10304

(b). If to the Seller, to:

GLSynthesis Inc.
298 Highland Street

Worcester, MA 01602
Attention: Dr. George Wright, President

With a copy to:

Dr. Jan-Long Chen

3 Cox Circle

Shrewsbury MA 01545

8.4. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

8.5. Governing Law. This Agreement and the legal relations between the Parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflicts of law principles thereof.

8.6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7. Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

8.8. Entire Agreement. This Agreement, including the Seller Disclosure Schedule and Purchaser Disclosure Schedule, the Acquisition Documents and the exhibits hereto and thereto and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the Parties with respect to such subject matter, including, by way of illustration and not by limitation, any term sheet agreed to by the Parties hereto prior to the date hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.

8.9. Definitional Provisions. All terms defined in this Agreement shall have such defined meanings when used in any exhibit, schedule, or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

8.10. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by applicable law.

8.11. Specific Performance. Notwithstanding anything to the contrary set forth herein or elsewhere, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court of the United States of America sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

8.12. Disclosure Schedules. The disclosures made in the Seller Disclosure Schedule and Purchaser Disclosure Schedule and those made in any supplement thereto relate only to the representations and warranties in the section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency in the statements made in the body of this Agreement and those made in the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, (other than as expressly set forth in such disclosure schedule) with respect to a specifically identified representation or warranty, the statement(s) in the body of this Agreement will control.

[Signature page follows]

IN WITNESS, the Parties hereto have caused this Agreement to be duly executed on the day and year first-above stated.

GLSYNTHESIS INC.

By:	/s/ George Wright, Ph.D.
Name: George Wright, Ph.D.
Title: President

ACURX PHARMACEUTICALS, LLC

By:	/s/ David P. Luci
Name: David P. Luci
Title: Co-Founder & Managing Partner

Patent Counsel:	Clark & Elbing LLP (Kristina Bieker-Brady, P.C.)
Phone:	617-428-7045
Fax:	617-428-0200

Seller Disclosure Schedule

Section 1.1(b) – Purchase and Sale of Assets – Patents (Unexpired)

Section 1.1(b) – Purchase and Sale of Assets – Patents (Expired or Abandoned)

Section 1.1(d) – Purchase and Sale of Assets - Trade Secrets

Section 1.1(e) – Purchase and Sale of Assets – Product Documentation

Section 1.1(f) – Product INDs

Section 1.1(j) – Grant Applications

Section 1.1(k) – Purchase and Sale of Assets – Inventory

Section 2.2(a) – Permitted Liens

Section 2.6 Patents, Trademarks and Trade Names

Section 2.8 Contracts and Commitments

Purchaser Disclosure Schedule

Section 1.3

Assumed Liabilities

Section 3.3

Required Consents; Liens

Exhibit A

Allocation of Purchase Price

Exhibit B

Form of Bill of Sale

BILL OF SALE, CONVEYANCE, ASSIGNMENT AND TRANSFER

This INSTRUMENT is made this ____ day of February, 2018, from GLSynthesis Inc., a Massachusetts corporation (the “Seller”) to Acurx Pharmaceuticals, LLC, a limited liability company organized under the laws of the State of Delaware (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement, dated as of the date hereof, by and between Seller and Purchaser (the “Agreement”).

WHEREAS, pursuant to the Agreement, for value received as provided in the Agreement, Seller agreed to grant, sell, assign, transfer, convey and deliver to the Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets, interest in all property of Seller as described in the Agreement and specified therein to be conveyed, assigned and transferred to the Purchaser.

NOW, THEREFORE, for value received, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby grants, sells, assigns, transfers and conveys (including, without limitation, by license, sublicense or otherwise) to the Purchaser all of Seller’s right, title and interest in and to the Purchased Assets, including, without limitation, all of the rights to practice the Patents and to manufacture, develop and commercialize the Product, in each case, as described in the Agreement an specified therein to be conveyed, assigned and transferred to the Purchaser (which Agreement is incorporated by reference in this Instrument as if set forth herein), TO HAVE AND TO HOLD the same unto the Purchaser and its successors and assigns forever.

At any time and from time to time after the date hereof, the Seller covenants and agrees, at its own expense (except as otherwise provided in the Agreement), to take such actions and to execute and deliver such further acts, bills of sale, assignments, transfers, conveyances, leases, powers of attorney and assurances as the Purchaser may reasonably request to more effectively vest in the Purchaser good, valid and marketable title to any asset or assets transferred to the Purchaser hereby and pursuant to the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Seller has caused this Instrument to be duly executed this 5th day of February, 2018.

GLSYNTHESIS INC.

By:
	Name:	George Wright, Ph.D.
	Title:	President

ACURX PHARMACEUTICALS, LLC

By:
	Name:	David P. Luci
	Title:	Co-Founder & Managing Partner

Exhibit C

Form of Assignment of Patents

ASSIGNMENT

For good and valuable consideration as set forth in that certain Asset Purchase Agreement dated as of ________________ between GLSynthesis Inc. and Acurx Pharmaceuticals, LLC (hereinafter ASSIGNEE), the receipt and sufficiency of which are hereby acknowledged, the undersigned GLSynthesis Inc., a Massachusetts corporation, (hereinafter ASSIGNOR) has sold and assigned, and by these presents hereby sells and assigns, unto:

Acurx Pharmaceuticals, LLC

a limited liability company organized in the state of Delaware (hereinafter ASSIGNEE) all right, title, and interest in the inventions and improvements which are the subject of:

a)	Each of the patents and patent applications that are described in detail in the Asset Purchase Agreement, dated February __, 2018, by and between ASSIGNOR AND ASSIGNEE, including without limitation, Section 1.1(b) of the Seller Disclosure Schedule, annexed hereto and made a part hereof;

b)	Any and all applications that claim the benefit of the patents and patent applications described in detail in the Asset Purchase Agreement, dated February __, 2018, by and between ASSIGNOR AND ASSIGNEE, including without limitation, Section 1.1(b) of the Seller Disclosure Schedule, including any and all United States and foreign utility patents and patent applications, including non-provisional, continuing (continuation, continuation-in-part or divisional), reissue, and reexamination applications, utility models, and design registrations;

c)	Any and all inventions described in each of the patents and patent applications that are described in detail in the Asset Purchase Agreement, dated February __, 2018, by and between ASSIGNOR AND ASSIGNEE, including without limitation, Section 1.1(b) of the Seller Disclosure Schedule, and in all forms of intellectual and industrial property protection derivable therefrom, and that are derivable from any and all continuing applications, reissues, extensions, renewals and reexaminations of such patents and patent applications, including without limitation, patents, applications, utility models, inventor's certificates, and designs together with the right to file applications therefore, and including the right to claim the same priority rights from any previously filed applications under the International Agreement for the Protection of Industrial Property, or any other international agreement, or the domestic laws of the country in which any such application is filed, as may be applicable;

in any form or embodiment thereof, in the United States and all foreign countries, including applications for patents in all countries through the world and through the Patent Cooperation Treaty and/or the European Patent Convention;

to be held and enjoyed by said ASSIGNEE, its successors, legal representatives and assigns to the full end of the term or terms for which any and all such Letters Patent may be granted as fully and entirely as would have been held and enjoyed by the undersigned had this Assignment not been made.

The ASSIGNOR hereby authorizes and requests the Director of the U.S. Patent and Trademark Office to issue any and all such Letters Patent to said ASSIGNEE, its successors or assigns in accordance herewith.

The ASSIGNOR warrants and covenants that ASSIGNOR has the full and unencumbered right to sell and assign the interests herein sold and assigned and that ASSIGNOR has not executed and will not execute any document or instrument in conflict herewith.

The ASSIGNOR further covenants and agrees ASSIGNOR will communicate to said ASSIGNEE, its successors, legal representatives or assigns all information known to ASSIGNOR relating to said invention or Patent application and that ASSIGNOR will execute and deliver any papers, make all rightful oaths, testify in any legal proceedings and perform all other lawful acts deemed necessary or desirable by said ASSIGNEE, its successors, legal representatives or assigns to perfect title to said invention, to said application including divisions and continuations thereof and to any and all Letters Patent which may be granted therefor or thereon, including reissues or extensions, in said ASSIGNEE, its successors, or assigns or to assist said ASSIGNEE, its successors, legal representatives or assigns in obtaining, reissuing or enforcing Letters Patent of the United States and foreign jurisdictions for said invention.

Notwithstanding any other provision of this Assignment to the contrary, nothing contained in this Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions set forth in the Asset Purchase Agreement nor shall this Assignment reduce, expand or enlarge any remedies under the Asset Purchase Agreement including, without limitation, any representations or warranties specified therein. In the event of any conflict or inconsistency between this Assignment and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall prevail.

This Assignment shall be binding upon and inure to the benefit of ASSIGNOR, ASSIGNEE and their respective successors and permitted assigns.

SIGNED, on behalf of said ASSIGNOR:

GLSynthesis Inc.

By:
	Name:	George E. Wright
	Title:	President
Date:

Before me this _______ day of __________________, 201__, personally appeared ___________________ known to me to be the person whose name is subscribed to the foregoing Assignment, proved to through satisfactory evidence of identification in the form of __________________________, and acknowledged that he/she executed the same as his/her free act and deed for the purposes therein contained.

Exhibit D

Form of New Member’s Consent

The undersigned agrees to be bound as a Member by the terms of the Operating Agreement of Acurx Pharmaceuticals, LLC as if the undersigned was a signatory thereof.

GLSYNTHESIS INC.

By:
	Name:	George Wright, Ph.D.
	Title:	President

Date: